Exhibit 18


                              AMENDED AND RESTATED
                               MULTIPLE CLASS PLAN
                                       OF
                            PBHG ADVISOR FUNDS, INC.


1. This Multiple Class Plan (the "Plan") adopted in accordance with Rule 18f-3 under the Act shall govern the terms and conditions under which PBHG Advisor Funds, Inc. may issue separate Classes of Shares.

2. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

   a. Act - Investment Company Act of 1940, as amended.

   b. CDSC - contingent deferred sales charge.

   c. CDSC Period - the period following acquisition of Shares during which such Shares may be assessed a CDSC upon redemption.

   d. Class - a class of Shares of the Company representing an interest in a Portfolio.

   e. Charter - shall mean the Articles of Incorporation of the Company as now or hereafter amended, supplemented, amended and restated or corrected.

   f. Class A Shares - shall mean those Shares designated as Class A Shares in the Company's Charter.

   g. Class B Shares - shall mean those Shares designated as Class B Shares in the Company's Charter.

   h. Class I Shares - shall mean those Shares designated as Class I Shares in the Company's Charter.

   i. Company - PBHG Advisor Funds, Inc.

   j. Directors - the directors of the Company.

   k. Distribution Expenses - expenses incurred in activities that are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and/or agreements implementing such Plan of Distribution.

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   l. Distribution Fee - a fee paid by the Company to the Distributor to compensate the Distributor for Distribution Expenses.

   m. Distributor - PBHG Fund Distributors, a Pennsylvania business trust.

   n. Plan of Distribution - any plan adopted by the Company under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

   o. Portfolio - a series of the Shares of the Company constituting a separate investment portfolio of the Company.

   p. Service Fee - the amount paid by the Company to the Distributor which the Distributor may reallow all or a portion of such amount to financial intermediaries for the ongoing provision of personal services to Company shareholders and/or the maintenance of shareholder accounts.

   q. Share - a share of common stock in the Company.

3. Allocation of Income and Expenses.

   a. Distribution and Service Fees - Each Class shall bear directly any and all Distribution Fees and/or Service Fees payable by such Class pursuant to a Plan of Distribution adopted by the Company with respect to such Class.

   b. Transfer Agency and Shareholder Recordkeeping Fees - Each Class shall bear directly the transfer agency fees and expenses and other shareholder recordkeeping fees and expenses specifically attributable to that Class.

   c. Allocation of Other Expenses - Each Class shall bear proportionately all other expenses incurred by the Company based on the relative net assets attributable to each such Class.

   d. Allocation of Income, Gains and Losses - Except to the extent provided in the following sentence, each Portfolio will allocate income and realized and unrealized capital gains and losses to a Class based on the relative net assets of each Class. Notwithstanding the foregoing, each Portfolio that declares dividends on a daily basis will allocate income on the basis of settled shares.

   e. Waiver and Reimbursement of Expenses - A Portfolio's adviser, underwriter or any other provider of services to the Portfolio may waive or reimburse the expenses of a particular Portfolio.

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4. Distribution and Servicing Arrangements. The distribution and servicing arrangements identified below will apply for the following Classes offered by the Company with respect to a Portfolio. The provisions of the Company's prospectus describing the distribution and servicing arrangements in detail are incorporated herein by this reference.

   a. Class A Shares. Class A Shares shall be offered at net asset value plus a front-end sales charge as approved from time to time by the Directors and set forth in the Company's prospectus, which sales charge may differ or be eliminated for certain Portfolios, for larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers as permitted by Section 22(d) of the Act and as set forth in the Company's prospectus. Class A Shares that are not subject to a front-end sales charge because of large purchases shall be subject to a CDSC for the CDSC Period set forth in
      Section 5(a) of this Plan if so provided in the Company's prospectus. The offering price of Shares subject to a front-end sales charge shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder. Class A Shares shall be subject to ongoing Service Fees and/or Distribution Fees at an annual rate of 0.25% of net assets which may be increased to an annual rate of 0.35% of net assets if such larger amount is approved by the Directors.

   b. Class B Shares. Class B Shares shall be (i) offered at net asset value,
      (ii) subject to a CDSC for the CDSC Period set forth in Section 5(b),
      (iii) subject to ongoing Service Fees and Distribution Fees at the aggregate annual rate of 1.00% of net assets, and (iv) converted to Class A Shares eight years from the end of the calendar month in which the shareholder's order to purchase was accepted as set forth in the Company's records.

   c. Class I Shares. Class I Shares shall be (i) offered at net asset value,
      (ii) offered only to certain categories of institutional customers as approved from time to time by the Directors and as set forth in the Company's prospectus and (iii) are not subject to Service Fees or Distribution Fees.

5. CDSC. A CDSC shall be imposed upon redemptions of Class A Shares that do not incur a front-end sales charge by reason of large purchases and of Class B Shares as follows:

   a. Class A Shares. The CDSC Period for Class A Shares shall be 12 months. The CDSC rate shall be as set forth in the Company's prospectus, the relevant portions of which are incorporated herein by this reference. No CDSC shall

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      be imposed on Class A Shares unless so provided in the Company's prospectus.

   b. Class B Shares. The CDSC Period for the Class B Shares shall be six years. The CDSC rate for the Class B Shares shall be as set forth in the Company's prospectus, the relevant portions of which are incorporated herein by this reference.

   c. Method of Calculation. The CDSC shall be assessed on an amount equal to the initial purchase price of the Shares being redeemed. No CDSC shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

   d. Waiver. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares on terms disclosed in the Company's prospectus or statement of additional information and, for the Class A Shares, as allowed under Rule 6c-10 under the Act.

6. Exchange Privileges. Exchanges of Shares shall be permitted between Portfolios as follows:

   a. Class A Shares may be exchanged for Class A Shares of another Portfolio at their relative net asset value, subject to certain limitations set forth in the Company's prospectus as it may be amended from time to time, relevant portions of which are incorporated herein by this reference.

   b. Class B Shares may be exchanged for Class B Shares of another Portfolio at their relative net asset value.

   c. Class I Shares may be exchanged for Class I Shares of another Portfolio at their relative net asset value.

   d. Depending upon the Portfolio from which and into which an exchange is being made and when the shares were purchased, shares being acquired in an exchange may be acquired at their offering price, at their net asset value or by paying the difference in sales charges, as disclosed in the Company's prospectus and statement of additional information.

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   e. CDSC Computation. The CDSC payable upon redemption of Class A Shares and
      Class B Shares subject to a CDSC shall be computed in the manner described in the Company's prospectus.

7. Service and Distribution Fees. The Service Fee and Distribution Fee applicable to any Class shall be those set forth in paragraph 4. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the Plan of Distribution adopted by the Company with respect to such fees and Rule 12b-1 under the Act.

8. Conversion of Class B Shares.

   a. Shares Received upon Reinvestment of Dividends and Distributions - Shares purchased through the reinvestment of dividends paid on Shares subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares in a Shareholder's account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares.

   b. Conversions on Basis of Relative Net Asset Value - All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge.

   c. Amendments to Plan of Distribution for Class A Shares - If any amendment is proposed to the Plan of Distribution under which Service Fees and Distribution Fees are paid with respect to Class A Shares of the Company that would increase materially the amount to be borne by those Class A Shares, then no Class B Shares shall convert into Class A Shares until the holders of Class B Shares of the Company have also approved the proposed amendment. If the holders of such Class B Shares do not approve the proposed amendment, the Directors of the Company and the Distributor shall take such action as is necessary to ensure that the Class voting against the amendment shall convert into another Class identical in all material respects to Class A Shares of the Company as constituted prior to the amendment.

9. Nomination of Directors. As long as any Class is subject to a Plan of Distribution, the selection and nomination of Directors who are not interested persons of the Company shall be committed to the discretion of the Directors who are not interested persons of the Company.

10. Effective Date. This Plan shall not take effect until a majority of the Directors of the Company, including a majority of the Directors who are not interested persons of the

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    Company, shall find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Company as a whole.

11. Amendments. This Plan may not be amended to change materially the provisions of this Plan unless such amendment is approved in the manner specified in
    Section 10 above.

12. Periodic Review. The Directors of the Company must periodically review this plan for continued appropriateness.



                                               PBHG ADVISOR FUNDS, INC.

Dated as of: April 9, 1998                     BY: /s/ Gary L. Pilgrim
                                                   --------------------------
                                                            President

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